Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

BioLargo, Inc.

We consent to the inclusion in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1 (Registration No. 333-222572) of BioLargo, Inc. (the “Company”) of our report dated March 30, 2021, relating to our audits of the Company’s consolidated financial statements as of December 31, 2019 and 2020 and for the years then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Our report dated March 30, 2021 contains an explanatory paragraph that states the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficit. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to our Firm under the heading “Experts” in this Post-Effective Amendment No. 4 to the Registration Statement on Form S-1.

HASKELL & WHITE LLP

Irvine, California

April 7, 2021